Exhibit 99.1

[The CIT Group, Inc. Logo]
                                                       Contact:
                                                       James J. Egan, Jr.
                                                       Executive Vice President
                                                       Investor Relations
                                                       (973) 535-5911
FROM:    THE CIT GROUP, INC.
         1211 AVENUE OF THE AMERICAS
         NEW YORK, NY  10036

FOR IMMEDIATE RELEASE

CIT ANNOUNCES HIGHLIGHTS OF 1999:

      o Twelfth Consecutive Year of Increased Net Income to Record Level of $389.4 Million.

      o Purchases of Newcourt Credit Group Inc. and Heller's Domestic Factoring Operations Completed in the Quarter.

      o Acquisitions Solidify CIT's Leadership Positions in Factoring, Technology, Vendor Finance, Construction and Transportation.

      o.    Managed Assets Over $50 Billion.

      NEW YORK, NEW YORK, February 3, 2000 --- The CIT Group, Inc. (NYSE: CIT) today announced fourth quarter 1999 net income of $104.3 million, ($.49 cents per diluted share) compared to $87.3 million, ($.54 cents per diluted share) reported in 1998. Net income for the 1999 full year totaled a record $389.4 million compared to $338.8 million reported in 1998, up 14.9%. On a per diluted share basis, earnings were $2.22 compared to $2.08 in 1998.

      The increased earnings for the year reflect continued growth in the commercial and equipment finance portfolios, solid fee generation, improved consumer business profitability and continued strong credit quality. Excluding goodwill amortization, earnings per share were $0.54 and $0.55 for the fourth quarter of 1999 and 1998, respectively.

      As announced previously, on November 15, 1999, CIT closed the stock acquisition of Newcourt Credit Group Inc. ("Newcourt") by issuing shares of CIT common stock and common stock equivalents. Accordingly, Newcourt's results are included in the quarter only for the period following the acquisition. Newcourt's assets and liabilities were adjusted to fair value at the acquisition date, and the excess purchase price over net assets acquired has been allocated to goodwill. Newcourt contributed modestly to CIT fourth quarter 1999 net income.

      "The fourth quarter of 1999 concluded one of the most eventful years in CIT's history as we closed our acquisitions of Newcourt's vendor technology and structured finance operations, and Heller Financial, Inc.'s domestic factoring operations. Newcourt's fourth quarter volume was strong in core areas and on-balance sheet asset growth was strong. Our integration efforts are progressing, and I look forward to further meshing the growth platforms and vendor and structured finance expertise of Newcourt with CIT's discipline and core franchises", noted Albert R. Gamper, Jr., Chairman and Chief Executive Officer. "We continue to target significantly greater efficiencies in the combined organization and will begin to see progress in the first quarter. We delivered another solid quarter and posted our twelfth consecutive annual increase in net income during a year of major change and challenges. This performance is a testament to the hard work and talent of the people in our highly diversified and strong operating platforms."

Financial Highlights:

      Total managed assets increased to $50.4 billion at December 31, 1999, up from $26.2 billion at December 31, 1998. The 1999 amounts include acquired Newcourt managed assets of over $20 billion. Assets increased as a result of strong new business volume and strategic purchases in the commercial finance segment. On an owned basis, commercial financing and leasing assets grew to $35.6 billion, an increase of $17.2 billion from year-end 1998. Commercial managed assets increased $24.7 billion to $43.0 billion. Consumer managed assets decreased to $7.3 billion from $7.8 billion at December 31, 1998 due to the decision to de-emphasize certain product lines and selective whole loan sales.

    Due to the acquisitions and a higher proportion of operating leases, net finance income improved to $450.9 million in the fourth quarter compared with $259.1 million in the same period last year, and for the full year, net finance income increased to $1,272.5 million from $974.3 million in 1998. As a percentage of average earning assets, fourth quarter net finance income was 5.80% compared to 4.71% in the fourth quarter of 1998, and for the full year, net finance income as a percentage of average earning assets was 4.98% in 1999 compared to 4.75% in 1998. The increases are due to changes in asset mix, partially offset by higher funding costs in 1999. Net finance income after depreciation on operating lease equipment was 3.51% of average earning assets in the fourth quarter of 1999 compared to 3.83% in the fourth quarter of 1998 and 3.59% for the full year 1999, compared to 3.93% in 1998. The decreases are due to higher 1999 funding costs and a higher percentage of leasing business, which also generates equipment renewals and gains, other fees and tax depreciation benefits.

      Fees and other income for the fourth quarter of 1999 were $129.4 million, compared to $59.3 million for the fourth quarter of 1998. For the year, fees and other income totaled $350.8 million, increasing from $255.4 million in 1998. The 1999 results were primarily driven by higher factoring fees, improved gains on sales of equipment coming off lease and sales of certain receivables, and higher fees from the commercial lending and leasing businesses. For the fourth quarter and the year, securitization gains totaled $9.4 million and $14.7 million, respectively.

      Salaries and general operating expenses for the fourth quarter of 1999 totaled $192.0 million compared with $103.6 million for the prior year. For the year, salaries and general operating expenses were $516.0 million, up from $407.7 million. Core operating expense growth was modest due to consumer business productivity improvements and through the increased use of internet processing in our factoring business. However, expenses increased due to the Newcourt and factoring acquisitions. The efficiency ratio for the fourth quarter was 48.3% compared to 39.0% in the same quarter of 1998, and for the year was 41.3% compared to 39.2% for 1998 (all excluding goodwill amortization).

      The provision for credit losses was $32.4 million for the 1999 fourth quarter compared to $24.4 million in the prior year. Fourth quarter net charge-offs were $27.5 million, 0.41% of average finance receivables, compared to $20.8 million, 0.42%, for the same period last year. For the year, the provision for credit losses was $110.3 million compared to $99.4 million in 1998 due to higher charge-offs. At December 31, 1999, the reserve for credit losses was $446.9 million, 1.44% of finance receivables, up from $263.7 million, 1.33%, at year-end 1998, reflecting higher reserve levels on the Newcourt finance receivable portfolio.

      CIT is a leading diversified finance company offering vendor, equipment, commercial, consumer and structured financing capabilities. CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific rim. CIT has been in business since 1908 and is recognized as a leader in many of the markets it serves.

      For more information on CIT, visit the website at www.cit.com.

              (SEE ATTACHED TABLES FOR ADDITIONAL FINANCIAL DATA).

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
               (Dollars in Millions, except Net Income per Share)



                                                                    For the Quarter                    For the Year
                                                                   Ended December 31,               Ended December 31,
                                                             --------------------------         ------------------------
                                                                 1999            1998            1999             1998
                                                                 ----            ----            ----             ----
Finance income                                               $   886.1        $   533.7         $2,565.9        $2,015.1
Interest expense                                                 435.2            274.6          1,293.4         1,040.8
                                                             ---------        ---------         --------        --------
  Net finance income                                             450.9            259.1          1,272.5           974.3

Fees and other income                                            129.4             59.3            350.8           255.4
                                                             ---------        ---------         --------        --------
  Operating revenue                                              580.3            318.4          1,623.3         1,229.7
                                                             ---------        ---------         --------        --------

Salaries and general operating expenses                          192.0            103.6            516.0           407.7
Provision for credit losses                                       32.4             24.4            110.3            99.4
Depreciation on operating lease equipment                        178.2             48.1            355.1           169.5
Goodwill amortization                                             12.6              3.2             25.7            10.1
Minority interest in subsidiary trust holding
 solely debentures of the Company                                  4.8              4.8             19.2            19.2
                                                             ---------        ---------        ---------       ---------
  Operating expenses                                             420.0            184.1          1,026.3           705.9
                                                             ---------        ---------        ---------       ---------

Income before provision for income taxes                         160.3            134.3            597.0           523.8
Provision for income taxes                                        56.0             47.0            207.6           185.0
                                                             ---------        ---------        ---------       ---------
Net income                                                   $   104.3        $    87.3        $   389.4       $   338.8
                                                             =========        =========        =========       =========

Basic net income per share                                       $0.49            $0.54            $2.24           $2.09
   Weighted average shares outstanding                     213,072,853      161,366,016      174,013,063     161,987,897
Diluted net income per share                                     $0.49            $0.54            $2.22           $2.08
   Weighted average shares outstanding                     214,186,539      162,301,065      175,161,085     163,188,739

                                       THE CIT GROUP, INC. AND SUBSIDIARIES
                                           CONSOLIDATED BALANCE SHEETS
                                              (Amounts in Millions)

                                                                                   December 31,      December 31,
                                                                                   ------------      ------------
                                                                                       1999              1998
                                                                                       ----              ----
Assets
Financing and leasing assets
Loans and Leases
  Commercial                                                                        $27,119.2          $15,589.1
  Consumer                                                                            3,887.9            4,266.9
                                                                                  -----------        -----------
  Finance receivables                                                                31,007.1           19,856.0
Reserve for credit losses                                                              (446.9)            (263.7)
                                                                                  -----------        -----------
  Net finance receivables                                                            30,560.2           19,592.3
Operating lease equipment, net                                                        6,125.9            2,774.1
Finance receivables held for sale                                                     3,123.7              987.4
Cash and cash equivalents                                                             1,073.4               73.6
Goodwill                                                                              1,850.5              216.5
Other assets                                                                          2,347.4              659.2
                                                                                  -----------        -----------
 Total assets                                                                     $  45,081.1        $  24,303.1
                                                                                  ===========        ===========

Liabilities and Stockholders' Equity
Debt
Commercial paper                                                                  $   8,974.0        $   6,144.1
Variable rate senior notes                                                            7,147.2            4,275.0
Fixed rate senior notes                                                              19,052.3            8,032.3
Subordinated fixed rate notes                                                           200.0              200.0
                                                                                  -----------        -----------
  Total debt                                                                         35,373.5           18,651.4
Credit balances of factoring clients                                                  2,200.6            1,302.1
Accrued liabilities and payables                                                      1,191.8              694.3
Deferred federal income taxes                                                           510.8              703.7
                                                                                  -----------        -----------
  Total liabilities                                                                  39,276.7           21,351.5
Company-obligated mandatorily redeemable
 preferred securities of subsidiary trust holding
 solely debentures of the Company                                                       250.0              250.0

Stockholders' equity
Common stock                                                                              2.7                1.7
Paid-in capital                                                                       3,521.8              952.5
Retained earnings                                                                     2,100.4            1,772.8
Treasury stock at cost                                                                  (70.5)             (25.4)
                                                                                  -----------        -----------
Total stockholders' equity                                                            5,554.4            2,701.6
                                                                                  -----------        -----------
Total liabilities and stockholders' equity                                        $  45,081.1        $  24,303.1
                                                                                  ===========        ===========

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                                                            For the Quarter Ended            For the Year
Selected Data and Ratios                                                         December 31,             Ended December 31,
                                                                        -------------------------     ----------------------
Profitability                                                                1999           1998           1999         1998
                                                                             ----           ----           ----         ----
Net income per diluted share                                            $    0.49      $    0.54      $    2.22    $    2.08
Net income per diluted share (ex. goodwill amortization)                $    0.54      $    0.55      $    2.33    $    2.11
Book value per common share                                                                           $   20.97    $   16.66
Return on average stockholders' equity                                        9.9%          13.1%          12.0%        13.2%
Return on average tangible stockholders' equity (5)                          12.7%          14.3%          14.2%        14.0%
Return on average tangible stockholders' equity (ex. goodwill
  amortization) (5)                                                          14.0%          14.6%          14.9%        14.2%
Return on AEA                                                                1.34%          1.59%          1.52%        1.65%
Return on AMA (2)                                                            1.11%          1.42%          1.32%        1.48%
Other
Net finance income as a percentage of AEA                                    5.80%          4.71%          4.98%        4.75%
Net finance income as a percentage of AEA after operating lease
  depreciation                                                               3.51%          3.83%          3.59%        3.93%
Efficiency ratio(1)                                                          48.3%          39.0%          41.3%        39.2%
Salaries and general operating expenses as a percentage of AMA(1)(2)         2.05%          1.69%          1.75%        1.78%
Net credit losses as a percentage of average:
  Total Finance receivables                                                  0.41%          0.42%          0.42%        0.42%
  Commercial finance receivables                                             0.26%          0.17%          0.25%        0.22%
  Consumer finance receivables                                               1.26%          1.35%          1.19%        1.18%
  Consumer managed assets                                                    1.10%          1.00%          1.03%        0.92%
Volume securitized                                                      $   476.9      $   124.5      $ 1,512.9    $   866.0
Gains on Securitizations as a percentage of pretax income                    5.86%            --           2.46%        2.38%
Average Balances
Average Stockholders' Equity                                            $ 4,233.6      $ 2,664.3      $ 3,235.7    $ 2,572.3
Average Finance Receivables                                             $26,740.0      $19,950.8      $22,426.8    $18,711.7
Average Earning Assets                                                  $31,104.1      $22,012.5      $25,569.5    $20,495.8
Average Managed Assets                                                  $37,476.5      $24,558.8      $29,438.8    $22,918.8

Credit Quality                                                                                           1999        1998
                                                                                                         ----        ----
60+ days contractual delinquency as a percentage of finance receivables
  Commercial                                                                                             2.42%       1.17%
  Consumer                                                                                               4.62%       3.89%
    Total                                                                                                2.71%       1.75%
60+ days managed asset contractual delinquency as a percentage of managed assets
  Commercial                                                                                             2.40%       1.17%
  Consumer                                                                                               3.49%       3.18%
    Total                                                                                                2.55%       1.64%

Total nonperforming assets as a percentage of finance receivables (3)                                    1.91%       1.40%
Total nonperforming managed assets as a percentage of managed assets                                     1.91%       1.31%
Reserve for credit losses as a percentage of finance receivables                                         1.44%       1.33%
Capital and Leverage
Debt (net of overnight deposits) to stockholders' equity (4)                                             5.96x       6.32x
Debt (net of overnight deposits) to tangible stockholders' equity(4)(5)                                  8.75x       6.82x

(1)   Amortization of goodwill is excluded from these ratios.

(2) "AMA" or "Average Managed Assets", represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of commercial and consumer finance receivables previously securitized and currently managed by the Company.

(3) Total nonperforming assets reflect both commercial and consumer finance receivables on nonaccrual status and assets received in satisfaction of loans.

(4)   Total debt excludes,  and stockholders'  equity includes $250.0 million of
      Company-obligated   mandatorily   redeemable   preferred   securities   of
      subsidiary trust holding solely debentures of the Company.

(5)   Tangible stockholders' equity excludes goodwill.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                              (Amounts in Millions)

MANAGED ASSETS BY STRATEGIC BUSINESS UNIT


                                                       At December 31,      At December 31,
                                                       ---------------      ---------------
                                                            1999                 1998
                                                            ----                 ----
Equipment Financing:
  Finance receivables                                  $   10,899.3         $    8,497.6
  Operating lease equipment, net                            1,066.2                765.1
                                                       ------------         ------------
    Total                                                  11,965.5              9,262.7
                                                       ------------         ------------
Capital Finance:
  Finance receivables                                       1,838.0              1,655.4
  Operating lease equipment, net                            2,931.8              1,982.0
  Liquidating portfolio(1)                                    281.4                466.9
                                                       ------------         ------------
    Total                                                   5,051.2              4,104.3
                                                       ------------         ------------

    Total Equipment Financing and Leasing                  17,016.7             13,367.0
                                                       ------------         ------------

Structured Finance:
  Finance receivables                                       1,933.9                   --
                                                       ------------
Vendor Technology Finance:
  Finance receivables                                       7,488.9                   --
  Operating lease equipment, net                            2,108.8                   --
                                                       ------------
    Total Vendor Technology Finance                         9,597.7                   --
                                                       ------------
Commercial Services                                         4,165.1              2,481.8
Business Credit                                             2,837.0              2,514.4
                                                       ------------         ------------
  Total Commercial Finance                                  7,002.1              4,996.2
                                                       ------------         ------------

  Total Commercial                                         35,550.4             18,363.2
                                                       ------------         ------------

Home equity                                                 2,215.4              2,244.4
Manufactured housing                                        1,666.9              1,417.5
Recreation vehicles                                           361.2                744.0
Liquidating portfolio(2)                                      462.8                848.4
                                                       ------------         ------------
  Total Consumer                                            4,706.3              5,254.3
                                                       ------------         ------------

Other - Equity Investments                                    137.3                 81.9
                                                       ------------         ------------

  Total Financing and Leasing Portfolio Assets             40,394.0             23,699.4
                                                       ------------         ------------

Finance receivables previously securitized:
 Commercial                                                 7,471.5                   --
 Consumer                                                   2,567.8              2,516.9
                                                       ------------         ------------
     Total                                                 10,039.3              2,516.9
                                                       ------------         ------------


    Total Managed Assets                               $   50,433.3         $   26,216.3
                                                       ============         ============

(1)   Consists primarily of oceangoing maritime and project finance.
(2)   Consists of recreational boats and wholesale inventory financing.


FEES AND OTHER INCOME                                        For the Three Months Ended           For the Year Ended
---------------------                                               December 31,                      December 31,
                                                             --------------------------         ----------------------
                                                               1999               1998             1999        1998
                                                               ----               ----           ------       ------
  Factoring commissions                                       $34.6              $25.3           $118.7       $95.7
  Fees and other income                                        73.5               21.7            161.0        90.7
  Gains on sales of leasing equipment                          11.9               10.0             56.4        45.2
  Gains on securitizations                                      9.4                  -             14.7        12.5
  Gains on sales of venture capital investments                   -                2.3                -        11.3
                                                             ------              -----           ------      -------
                                                             $129.4              $59.3           $350.8      $255.4
                                                             ======              =====           ======      ======